Exhibit 10

On November 16, 2005, the Compensation Committee of the Board of Trustees of the Company approved the annual base salaries (effective as of January 1, 2006) of the Company’s executive officers after a review of performance, market data and salaries of executives at comparable companies. The following table sets forth the annual base salary levels of the Company’s executive officers for calendar years 2006 and 2005:

Name and Position	Year	Base Salary
Thomas A. Wentz, Sr.	2006	$210,000
President and Chief Executive Officer	2005	$200,000

Timothy P. Mihalick	2006	$275,000
Senior Vice President and Chief Operating	2005	$240,000
Officer, and Trustee

Diane K. Bryantt	2006	$140,000
Senior Vice President and Chief Financial Officer	2005	$130,000

Thomas A. Wentz, Jr.	2006	$225,000
Senior Vice President, and Trustee	2005	$200,000